Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Amdocs Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Equity	Ordinary Shares, par value £0.01 per share	Rule 457(c) and Rule 457(h)	2,400,000	$94.0525	$225,726,000	0.00011020	$24,875.01

Total Offering Amounts					$225,726,000		$24,875.01

Total Fee Offsets(4)							—

Net Fee Due							$24,875.01

(1)

This Registration Statement on Form S-8 covers 2,400,000 ordinary shares, par value £0.01 per share (“Ordinary Shares”) of Amdocs Limited (the “Registrant”) (i) authorized for issuance under the 2023 Employee Share Purchase Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Ordinary Shares that may become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for the Registrant’s Ordinary Shares on the NASDAQ Global Select Market on February 7, 2023.

(3)	Rounded to the nearest cent.
(4)	There are no fee offsets.